Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER FISCAL 2022 OPERATING RESULTS

CINCINNATI, OHIO May 6, 2022 (PRNewswire) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the second quarter ended March 31, 2022.

Second Quarter Fiscal 2022 Highlights (Comparison to Second Quarter Fiscal 2021):

•	Consolidated net revenues totaled $111.2 million, the highest in Company history, with both segments ahead of expectations

•	Life Science segment delivered record net revenues of $70.1 million

•	Diagnostics segment net revenues increased 29% year-over-year to a record $41.1 million

•	Launched Lyo-Ready™ sample specific master mixes for blood

•	Resumed shipment of LeadCare® II assay ahead of schedule

Jack Kenny, Chief Executive Officer, commented, “Meridian delivered another strong quarter. For the first time since before the COVID-19 pandemic, both the Diagnostics and Life Science segments outperformed, each posting record quarterly net revenues. This is another sign in the continued progress we are making in building a stronger Meridian.”

Second Quarter Fiscal 2022 Results (Comparison to Second Quarter Fiscal 2021)

Consolidated net revenues for the second quarter of fiscal 2022 were $111.2 million, up 30% from $85.3 million in last year’s second quarter. Diagnostics segment net revenues were up 29% year-over-year, while Life Science segment net revenues were up 32% year-over-year. Our Diagnostics segment’s net revenues from molecular products were flat compared to the prior year second quarter, and net revenues from non-molecular assay products increased 33%. The Life Science segment experienced a significant shift in net revenues product mix from molecular reagents (7% increase) to immunological reagents (91% increase), driven by a higher demand for COVID-19 rapid antigen tests in fiscal 2022 relative to the molecular test demand experienced in fiscal 2021.

Reported consolidated operating income for the second quarter of fiscal 2022 was $36.1 million compared to $34.2 million in the second quarter of fiscal 2021. Operating expenses included: (i) increased selling and marketing costs in both the Diagnostics and Life Science segments, due, in part, to filling certain open positions and easing of COVID-19 related travel and meeting restrictions; and (ii) increased general and administrative costs primarily due to increases in incentive compensation. On an adjusted basis, consolidated operating income was $36.7 million, reflecting a margin of 33%, up from the prior year’s $32.2 million but down from the prior year margin of 38% (see non-GAAP financial measure reconciliation below). This year-over-year margin decrease was driven by the lower gross margins of each of the segments. Gross margin for the Diagnostics segment was negatively impacted by the partial quarter of LeadCare® II assay shipments, and the Life Science segment, was negatively impacted by the significant shift in product mix mentioned above.

Financial Condition

At March 31, 2022, cash and cash equivalents were $76.5 million and after the paydown of $25 million, the Company had $175.0 million of available borrowing capacity under its $200.0 million commercial bank credit facility. The Company’s obligations under the facility totaled $25.0 million as of March 31, 2022.

Andy Kitzmiller, Executive Vice President and Chief Financial Officer, commented, “Meridian successfully navigated global supply chain challenges, and was able to meet the unprecedented demand of our customers through effective planning and leveraging the strength of our consolidated balance sheet.”

Raising Fiscal 2022 Guidance

Based on the strong performance in the second quarter of fiscal 2022 we are raising our guidance for full year fiscal 2022.

FY2022 Net Revenues range:

•	Consolidated $330.0 million to $345.0 million

•	Diagnostics segment $145.0 million to $150.0 million (unchanged)

•	Life Science segment $185.0 million to $195.0 million

FY2022 Adjusted Operating Margin: Consolidated 22.5% to 23.5%

FY2022 Adjusted Net Earnings Per Share on a Diluted Basis (“EPS”): $1.30 to $1.40 (44.3M shares)

Consistent with the Company’s prior remarks on net revenues expectations, the net revenues component of this guidance anticipates that our Life Science segment experiences lower levels of net revenues in the second half of the year driven by decreased demand for its reagents used in COVID-19 tests. The Company expects to see demand similar to that seen in previous quarters where testing levels decreased following a surge in COVID-19 infection rates, such as the fourth quarter of fiscal 2020 or the third quarter of fiscal 2021. The consolidated adjusted operating margin and adjusted EPS reflect the additional net revenues and gross profit and take into account the continued inflationary pressure on wages and other expenses, and the expected mix of Life Science segment molecular and immunological reagents.

This guidance reflects our current visibility into market conditions and customer order patterns for our products, and our current assumptions about the impact of the COVID-19 pandemic in the U.S. and around the globe.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Andy Kitzmiller, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, May 6, 2022 beginning at 10:00 a.m. Eastern Time to discuss the second quarter financial results and answer questions. A presentation to accompany the quarterly financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

The quarterly earnings call is once again also available via a live webcast, the link for which is located at investor.meridianbioscience.com or directly here. The webcast will provide the best experience for tuning into the call; however, if you are unable to join via the webcast, you may still participate by telephone from the U.S. by dialing (877) 407-0890, or from outside the U.S., by dialing (201) 389-0918, and mention “Meridian Bioscience, Inc.”. A replay of the conference call will be available by webcast for one year beginning at 1:00 p.m. Eastern Time on May 6, 2022 using the link provided at investor.meridianbioscience.com.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. generally accepted accounting principles (“GAAP”) basis for the following interim periods:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Net revenues	$111,231	$85,264	$199,572	$178,181
Cost of sales	42,754	27,492	81,936	58,861

Gross profit	68,477	57,772	117,636	119,320

Operating expenses
Research and development	5,691	6,065	11,885	11,716
Selling and marketing	7,514	6,540	15,255	13,561
General and administrative	18,555	12,925	33,215	24,863
Acquisition-related costs	68	—	68	—
Selected legal costs	508	1,030	789	2,257
Change in fair value of acquisition consideration	—	(2,989)	—	(1,942)

Total operating expenses	32,336	23,571	61,212	50,455

Operating income	36,141	34,201	56,424	68,865
Other income (expense), net	394	(1,149)	(138)	(1,565)

Earnings before income taxes	36,535	33,052	56,286	67,300
Income tax provision	7,783	6,750	12,194	14,219

Net earnings	$28,752	$26,302	$44,092	$53,081

Net earnings per basic common share	$0.66	$0.61	$1.01	$1.23
Basic common shares outstanding	43,549	43,244	43,495	43,171

Net earnings per diluted common share	$0.65	$0.60	$1.00	$1.21
Diluted common shares outstanding	44,262	44,122	44,112	43,960

Adjusted Financial Measures (in thousands, except per share data)

(see non-GAAP financial measure reconciliation below)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Adjusted operating income	$36,717	$32,242	$57,281	$69,180
Adjusted net earnings	29,185	24,832	44,736	53,318
Adjusted net earnings per diluted common share	$0.66	$0.56	$1.01	$1.21

Condensed Consolidated Balance Sheet Data (in thousands)

	March 31,	September 30,
	2022	2021
Cash and cash equivalents	$76,487	$49,771
Working capital	161,095	145,650
Long-term debt	25,000	60,000
Shareholders’ equity	374,632	328,302
Total assets	471,810	449,722

Segment Data

The following table sets forth the unaudited net revenues and segment data for the following interim periods (in thousands):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$4,385	$4,395	$9,137	$8,985
Non-molecular assays	36,718	27,554	65,170	53,285

Total Diagnostics	41,103	31,949	74,307	62,270

Life Science
Molecular reagents	40,334	37,752	71,822	83,776
Immunological reagents	29,794	15,563	53,443	32,135

Total Life Science	70,128	53,315	125,265	115,911

Total Net Revenues	$111,231	$85,264	$199,572	$178,181

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$20,281	$15,666	$41,900	$31,118
Respiratory illness assays	9,491	3,686	15,871	8,492
Blood chemistry assays	3,425	4,358	3,503	8,753
Other	7,906	8,239	13,033	13,907

Total Diagnostics	41,103	31,949	74,307	62,270

Life Science
Americas	10,377	13,550	18,514	32,296
EMEA	33,246	21,773	61,894	54,066
ROW	26,505	17,992	44,857	29,549

Total Life Science	70,128	53,315	125,265	115,911

Total Net Revenues	$111,231	$85,264	$199,572	$178,181

OPERATING INCOME (LOSS)
Diagnostics	$1,589	$2,641	$(174)	$1,683
Life Science	40,286	36,025	66,888	75,754
Corporate	(5,752)	(4,481)	(10,323)	(8,600)
Eliminations	18	16	33	28

Total Operating Income	$36,141	$34,201	$56,424	$68,865

Geographic Regions Americas = North and Latin America EMEA = Europe, Middle East and Africa ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, operating margin, net earnings, basic net earnings per share and diluted net earnings per share, each on an adjusted basis excluding the effects of selected legal costs, restructuring costs and changes in fair value of acquisition consideration, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic net earnings per share and diluted net earnings per share amounts reported under GAAP for the three and six months ended March 31, 2022 and 2021.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

SECOND QUARTER AND SIX MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2022	2021	2022	2021
Operating Expenses -
GAAP basis	$32,336	$23,571	$61,212	$50,455
Acquisition-related costs	(68)	—	(68)	—
Selected legal costs	(508)	(1,030)	(789)	(2,257)
Change in fair value of acquisition consideration	—	2,989	—	1,942

Adjusted Operating Expenses	$31,760	$25,530	$60,355	$50,140

Operating Income -

GAAP basis	$36,141	$34,201	$56,424	$68,865
Acquisition-related costs	68	—	68	—
Selected legal costs	508	1,030	789	2,257
Change in fair value of acquisition consideration	—	(2,989)	—	(1,942)

Adjusted Operating Income	$36,717	$32,242	$57,281	$69,180

Net Earnings -

GAAP basis	$28,752	$26,302	$44,092	$53,081
Acquisition-related costs *	51	—	51	—
Selected legal costs *	382	774	593	1,695
Change in fair value of acquisition consideration *	—	(2,244)	—	(1,458)

Adjusted Net Earnings	$29,185	$24,832	$44,736	$53,318

Basic Earnings per Common Share -
GAAP basis	$0.66	$0.61	$1.01	$1.23
Acquisition-related costs	—	—	—	—
Selected legal costs	0.01	0.02	0.01	0.04
Change in fair value of acquisition consideration	—	(0.05)	—	(0.03)

Adjusted Basic EPS **	$0.67	$0.57	$1.03	$1.24

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2022	2021	2022	2021
Diluted Earnings per Common Share -
GAAP basis	$0.65	$0.60	$1.00	$1.21
Acquisition-related costs	—	—	—	—
Selected legal costs	0.01	0.02	0.01	0.04
Change in fair value of acquisition consideration	—	(0.05)	—	(0.03)

Adjusted Diluted EPS ***	$0.66	$0.56	$1.01	$1.21

*	Net of tax, as applicable.
**	Three months ended March 31, 2021 and six months ended March 31, 2022 do not sum to total due to rounding.
***	Three and six months ended March 31, 2021 do not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can”, “guidance” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian Bioscience, Inc. (“Meridian” or “the Company”) expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted net earnings, sales, product demand, net revenues, operating margin, other guidance and the impact of COVID-19 on its business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which the Company’s customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, and in complying with the ongoing investigation of the Department of Justice described in Meridian’s reports filed with the SEC, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and that the acquired businesses will be successfully integrated into Meridian’s operations.

There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of any modification or repeal of any of the provisions of current U.S. health care legislation, and any similar initiatives in other countries on Meridian’s results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and net revenues. The Company can make no assurances that a material weakness in its internal control over financial reporting will not be identified in the future, which if identified and not properly corrected, could materially and adversely affect its operations and result in material misstatements in its consolidated financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as COVID-19, including, without limitation, related supply chain interruptions. In addition to the factors described in this paragraph, as well as those factors identified from time to time in the Company’s filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on the Company’s forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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